Exhibit 14



                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "General Information" in the related Statement of Additional Information of Brandes International Fund dated February 28, 1997. We also consent to the inclusion of our audit report dated December 4, 1996 on the financial statements of Brandes International Fund for the year ended October 31, 1996, which is included in the annual report to shareholders dated December 16, 1996. The above-mentioned Prospectus and related Statement of Additional Information and the annual report to shareholders of Brandes International Fund are incorporated by reference from Northstar Trust in its Form N-14 registration statement (file number 333-20919).


                                                       /s/ Ernst & Young LLP


February 28, 1997